Exhibit 99

FOR IMMEDIATE RELEASE DATE: JANUARY 26, 2006	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. RELEASES OPERATING RESULTS
FOR THE QUARTER ENDED DECEMBER 31, 2005 AND
DECLARES REGULAR CASH DIVIDEND

Cincinnati, January 26, 2006 – LSI Industries Inc. (Nasdaq:LYTS) today reported operating results for the second quarter ended December 31, 2005.

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended December 31			Six Months Ended December 31
	2005	2004	% Change	2005	2004	% Change

Net Sales	$73,322	$74,299	(1.3)%	$144,222	$142,634	1.1%

Operating Income	$6,116	$7,679	(20.4)%	$11,853	$13,004	(8.9)%

Net Income	$3,906	$4,792	(18.5)%	$7,575	$8,108	(6.6)%

Earnings Per Share (diluted)	$0.19	$0.24	(20.8)%	$0.37	$0.41	(9.8)%

	12/31/05	6/30/05
Working Capital	$72,276	$67,189
Total Assets	$171,657	$172,637
Debt	$--	$--
Shareholders' Equity	$141,808	$138,040

Second Quarter 2006 Results

        Net sales in the second quarter of fiscal 2006 were $73.3 million, a 1% decrease from last year’s second quarter net sales of $74.3 million. Fiscal 2006 second quarter net income of $3.9 million ($0.19 per share) decreased 18% from the $4.8 million ($0.24 per share) reported last year in the same period. Lighting Segment net sales increased 6% to $49.8 million, and Graphics Segment net sales decreased 14% to $23.5 million. Net sales to the petroleum / convenience store market, a major market for the Company, represented 26% and 31% of total net sales in the second quarter of fiscal years 2006 and 2005, respectively. Second quarter fiscal 2006 results include a non-cash net of tax compensation expense of $87,000 related to stock option expense, with no similar expense recorded in fiscal 2005. Earnings per share represent diluted earnings per share.

LSI Industries Inc. Fiscal 2006 Second Quarter Results
January 26, 2006

First Half 2006 Results

        Net sales in the first half of fiscal 2006 were $144.2 million, a 1% increase from last year’s first half net sales of $142.6 million. Fiscal 2006 first half net income of $7.6 million ($0.37 per share) decreased 7% from the $8.1 million ($0.41 per share) reported last year in the same period. Lighting Segment net sales increased 8% to $99.2 million, and Graphics Segment net sales decreased 12% to $45.0 million. Net sales to the petroleum / convenience store market represented 26% and 27% of total net sales in the first half of fiscal years 2006 and 2005, respectively. First half fiscal 2006 results include a non-cash net of tax compensation expense of $161,000 related to stock option expense, with no similar expense recorded in fiscal 2005. Additionally, the first half of fiscal 2006 includes a non-cash net of tax charge of $361,000 that was recorded in the first quarter related to the variable accounting treatment of a deferred compensation plan.

Company Comments

        Bob Ready, President and Chief Executive Officer, commented, “The strong sales and earnings growth we have experienced since fiscal 2003 was interrupted this past quarter as our graphics business was faced with the temporary delay of new program rollouts after having completed certain large programs at the end of last fiscal year. We expect our LSI Graphics Solutions Plus unit to regain its positive momentum during the fourth quarter of this fiscal year. Until then, quarterly comparisons are likely to be unfavorable for the graphics business. Longer term, the outlook for our high-margin graphics operation is very favorable and we are looking to expand capacity and acquire other businesses in this sector.

        “LSI Lighting Solutions Plus achieved higher sales and earnings for the most recent quarter and the outlook for this business is positive for the second half of fiscal 2006 and beyond. We continue to make solid inroads in the commercial and industrial markets while maintaining our leadership position in specialized niche markets. In one such market, petroleum lighting, our Encore™ lighting fixtures were recently specified on an exclusive basis for Chevron’s national re-imaging program. In addition, our lighting unit sees substantial opportunity for the Company’s energy efficient lines of lighting products.

        “As I write this press release, I have never felt more positive about LSI Industries’ capabilities. Yes, we hit a bump in the road, but this is and will be the nature of our business given our involvement with large national lighting and imaging programs. Our business is not driven by a linear expansion of product sales. Rather, we strive to continually build the business such that each new wave of major projects and programs propel our sales and earnings to a higher level. Our operating strategies are working well. They are:

•	“Lighting + Graphics + Technology = Complete Image Solutions”
•	capture a commanding share of specialized niche markets
•	expand presence in the large commercial and industrial lighting markets
•	operate as a low cost producer
•	remain financially sound

        “As previously indicated, fiscal 2006 sales and earnings will not be as high as those of fiscal 2005, but it will be a solid year of progress and positioning for resumption of growth. Our best estimate at this time is for sales in the range of $265 million to $275 million, and diluted earnings per share in the range of $0.64 to $0.70 for the fiscal year ending June 30, 2006.”

LSI Industries Inc. Fiscal 2006 Second Quarter Results
January 26, 2006

        Mr. Ready continued, “Our balance sheet has never been stronger with shareholders’ equity of nearly $142 million and no long-term debt. We are well positioned to pursue additional growth through acquisitions, and this is a high priority for both our lighting and graphics units. Our cash flow from operations is strong and we will continue to place value on an increasing flow of cash dividends as part of enhancing shareholder wealth. In summary, the near term certainly has its challenges for our graphics business but we believe the longer term has never looked more promising.”

Balance Sheet

        The balance sheet at December 31, 2005 included current assets of $99.6 million, current liabilities of $27.3 million and working capital of $72.3 million. The current ratio was a strong 3.64 to 1. The Company has shareholders’ equity of $141.8 million and no long-term debt. The Company has borrowing capacity as of December 31, 2005 of the full $50 million of its commercial bank facility. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and a $50 million credit facility, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Action

        The Board of Directors declared a regular cash dividend of $0.12 per share payable February 14, 2006 to shareholders of record as of February 7, 2006. This indicated annual rate of $0.48 per share represents a 20% increase over the fiscal 2005 annual rate of $0.40 per share. LSI Industries has paid regular cash dividends since 1989 and has increased its regular indicated cash dividend rate thirteen times during the period.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties. These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses. The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

LSI Industries Inc. Fiscal 2006 Second Quarter Results
January 26, 2006

About the Company

        LSI Industries is an Image Solutions company, combining integrated design, manufacturing, and technology to supply its own high quality lighting fixtures and graphics elements for applications in the retail, specialty niche, and commercial markets. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of products and services including signage, menu board systems, active digital signage, decorative fixturing, design support, engineering and project management for custom programs for today’s retail environment. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,700 people in fifteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Oregon, Rhode Island, Tennessee, Texas and Washington. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2006 Second Quarter Results
January 26, 2006

Condensed Income Statements
(in thousands, except per
share data; unaudited)

	Three Months Ended December 31		Six Months Ended December 31
	2005	2004	2005	2004
Net sales	$73,322	$74,299	$144,222	$142,634
Cost of products sold	54,485	54,293	106,673	104,823

Gross profit	18,837	20,006	37,549	37,811

Selling and administrative expenses	12,721	12,327	25,696	24,621

Goodwill Impairment	--	--	--	186

Operating income	6,116	7,679	11,853	13,004

Interest (income) expense, net	(86)	72	(172)	134

Income before income taxes	6,202	7,607	12,025	12,870

Income tax expense	2,296	2,815	4,450	4,762

Net income	$3,906	$4,792	$7,575	$8,108

Earnings per common share

Basic	$0.20	$0.24	$0.38	$0.41

Diluted	$0.19	$0.24	$0.37	$0.41

Weighted average common shares outstanding

Basic	19,982	19,774	19,944	19,766

Diluted	20,457	20,047	20,403	20,016

Condensed Balance Sheets
(in thousands, unaudited)

	December 31, 2005	June 30, 2005
Current Assets	$99,614	$98,804
Property, Plant and Equipment, net	49,541	51,084
Other Assets	22,502	22,749

	$171,657	$172,637

Current Liabilities	$27,338	$31,615
Other Long-Term Liabilities	2,511	2,982
Shareholders' Equity	141,808	138,040

	$171,657	$172,637